Exhibit 11


                          American Capital Strategies, Ltd.
                          Computation of Earnings Per Share

                                                 Three Months      Nine Months
                                                    Ended             Ended
                                                 September 30,     September 30,
                                                      1997             1997
                                                 -------------      ------------

Primary earnings per share:
  Net increase (decrease) in shareholders'
    equity resulting from operations ......      $   (41,770)       $ 3,442,583

  Weighted average common shares
    outstanding ...........................        3,056,234          1,484,979
  Net effect of dilutive stock options and
    warrants (1) ..........................          390,447            390,447
                                                 -----------        -----------
  Weighted average common and equivalent
    shares outstanding ....................        3,446,681          1,875,426

  Primary earnings (loss) per share .......      $     (0.01)       $      1.84
                                                 ===========        ===========

Fully diluted earnings per share:
  Net increase (decrease) in shareholders'
    equity resulting from operations ......      $   (41,770)       $ 3,442,583

  Weighted average common equivalent shares
    outstanding ...........................        3,056,234          1,484,979
  Net effect of dilutive stock options and
    warrants (2) ..........................          436,364            436,364
                                                 -----------        -----------
  Weighted average common and equivalent
    shares outstanding ....................        3,492,598          1,921,343

  Fully diluted earnings (loss) per share        $     (0.02)       $      1.79
                                                 ===========        ===========


(1) Based on the treasury stock method using average market price.
(2) Based on the treasury stock method using the higher of ending or average market price.


                                       17